Exhibit 99.5

BY ELECTRONIC MAIL AND COURIER

Cukurova Finance International Limited
c/o Cukurova Holding A.S.
Buyukdere Cad. Yapi Kredi Plaza A Blok
K:15 34330 Levent
Istanbul, Turkey
("CFI")

Attn: Ibrahim Alpay Demirtas

T.C. Ziraat Bankasi A.S.
Doganbey Mahallesi
Ataturk Bulvari
No. 8 06107 Ulus
Ankara, Turkey

Attn: Ayce Sule Gurleyik

24 March 2016

RE:	(1) Cukurova Finance International Limited (2) T.C. Ziraat Bankasi A.S. v Alfa Telecom Turkey Limited – Irrevocable Call Option

Dear Sirs,

We refer to our letter of 8 October 2015 in which we notified you that no conditions to completion under our Deadlock Option Notices served on 13 March 2015 (the "DON") subsist and requiring completion within ten days of that letter (the "Completion Notice").

Our objective in issuing the DON was, and remains, to ensure that the deadlock which has existed between the parties should be resolved finally by the exit of either CFI or Alfa from CTH, which was at your election.  Contrary to your various assertions, we were, as we remain, neutral as to whether we are the buyer or the seller under the DON.  What we will not accept is a situation where you attempt to extend indefinitely the deadlock situation (for example, through the manipulation of regulatory controls).

In furtherance of this objective, and entirely without prejudice to our position in the Completion Notice and in the LCIA arbitration with numbers 142892 and 142893 (the "Arbitration") more generally, we hereby grant you an irrevocable option to purchase (free from all liens, encumbrances and third party rights) 100% of our shares in Cukurova Telecom Holdings Limited ("CTH"), being 49 'A' shares (the "CTH Shares"), for the price of US$ 54,902,000 (fifty-four million, nine hundred two thousand United States Dollars) per share (the "Call Option"), subject to the terms and conditions set out in this letter.

The Call Option shall lapse upon: (1) the withdrawal or other termination of the Arbitration for any reason prior to the date of an award determining the validity or otherwise of the DON (a "Partial Award"); or (2) the expiry of 60 (sixty) days from the date of any Partial Award, (the "Lapse Date").  You may exercise the Call Option at any time before the Lapse Date by notifying us in writing, whereupon each of us shall irrevocably be bound to complete the sale and purchase of the CTH Shares within 10 (ten) days of the date on which such notice is received by us, provided that such sale and purchase shall take place on or before the Lapse Date (the "Option Completion Schedule").  In any event, and notwithstanding the foregoing, this Call Option shall cease to be capable of exercise in the event that you take any steps to require completion under our DON.

Upon receipt into our nominated bank account of full consideration for the CTH Shares in accordance with the Option Completion Schedule, we will provide signed stock transfer forms for those shares ("Completion").  A more detailed mechanism for Completion can be agreed, but the mechanism provided for by the Privy Council in relation to the redemption by CFI of the 51 'B' shares in CTH validly appropriated by us in 2007 may be a sensible starting point.

For the avoidance of doubt, Completion of the contract created by the valid exercise by you of the Call Option shall not be contingent or conditional upon the obtaining by each or any of us of any third party consents or Regulatory Approvals, whether as defined in the CTH Shareholders' Agreement dated 20 September 2005 (the "SHA") or otherwise.

Pending the valid exercise by you of the Call Option granted herein, nothing in this letter should be taken as waiving or in any way affecting our right to compel performance by you of your obligations and, in particular, your obligations under the Completion Notice or otherwise under clause 8.5 of the SHA or Regulation 16.5 of CTH's Articles of Association.  However, should you at any point prior to the Lapse Date exercise the Call Option granted herein, then any rights accruing to either party to require completion under the DON shall lapse once Completion in accordance with the Option Completion Schedule has occurred. In any event, your the exercise of the Call Option shall supersede your rights to require completion under the DON.

The Call Option and any agreement arising hereunder shall be governed by the substantive law of England and Wales, with clause 30 of the SHA incorporated as if set out in full herein.  In the meantime, all of Alfa Telecom Turkey Limited's other rights are reserved.

Yours faithfully,

/s/ Maxime Nino
For and on behalf of Alfa Telecom Turkey Limited